UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549




                           SCHEDULE 13D

             Under the Securities Exchange Act of 1934
                         (Amendment No. 2)


                   Churchill Downs Incorporated
--------------------------------------------------------------------------------
                         (Name of Issuer)


                    Common Stock, No Par Value
--------------------------------------------------------------------------------
                  (Title of Class of Securities)


                            171484 10 8
--------------------------------------------------------------------------------
                          (CUSIP Number)


Thomas H. Meeker, President        Alexander M. Waldrop, Senior Vice President,
Churchill Downs Incorporated       Administration, General Counsel and Secretary
700 Central Avenue                 Churchill Downs Incorporated
Louisville, KY  40208              700 Central Avenue
(502)636-4400                      Louisville, KY  40208  (502)636-4400
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                          April 15, 1997
--------------------------------------------------------------------------------
      (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

CUSIP NO. 171484 10 8

                                      13D                         PAGE 2 OF 49


1               NAMES OF REPORTING PERSONS
                ABC Partnership
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5               CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                ITEMS 2(D) OR 2(E) [   ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              9,065
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       9,065
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                9,065
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .2%
14              TYPE OF REPORTING PERSON

                PN

CUSIP NO. 171484 10 8

                                      13D                        PAGE 3 OF 49


1               NAMES OF REPORTING PERSONS
                Bank One Kentucky, NA, as a Co-Trustee u/w A.B. Hancock, deceased (1972), as Co-Trustee u/w Agnes Clay Pringle and as Co-Trustee under Trust Agreement Nancy Clay Hancock and as Co-Trustee under Trust Agreement Waddell Hancock, II
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5               CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                ITEMS 2(D) OR 2(E) [   ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                Kentucky
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       108,210    See Appendix II
                9      SOLE DISPOSITIVE POWER

                       -0-
                10     SHARED DISPOSITIVE POWER

                       108,210    See Appendix II
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                108,210
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                2.9%
14              TYPE OF REPORTING PERSON

                BK

CUSIP NO. 171484 10 8

                                      13D                         PAGE 4 OF 49


1               NAMES OF REPORTING PERSONS
                John W. Barr, III
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              2,000
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       2,000
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,000
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .1%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                         PAGE 5 OF 49


1               NAMES OF REPORTING PERSONS
                Charles W. Bidwill, Jr.
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              220,340
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       2,919  See Appendix II
                9      SOLE DISPOSITIVE POWER

                       220,340
                10     SHARED DISPOSITIVE POWER

                       2,919  See Appendix II
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                223,259
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                6.1%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                         PAGE 6 OF 49


1               NAMES OF REPORTING PERSONS
                Shauna Bidwill Valenzuela
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              1,550
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       1,550
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,550
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                less than .05%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                         Page 7 of 49


1               NAMES OF REPORTING PERSONS
                Catesby M. Clay, as an individual and as Co-Trustee under Trust u/w J.N. Camden, deceased (1942), as a Co-Trustee under Trust
                Agreement  of  J.N.  Camden,  and  as  Co-Trustee   under  Trust
                u/w Agnes Clay Pringle
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              3,000
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       27,290    See Appendix II
                9      SOLE DISPOSITIVE POWER

                       3,000
                10     SHARED DISPOSITIVE POWER

                       27,290    See Appendix II
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                30,290
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .8%
14              TYPE OF REPORTING PERSON

                IN and OO

CUSIP NO. 171484 10 8

                                      13D                         PAGE 8 OF 49


1               NAMES OF REPORTING PERSONS
                Jim Clay, as a Co-Trustee under Trust u/w J.N. Camden, deceased
                (1942), and as a Co-Trustee under Trust Agreement of J.N. Camden S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5               CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                ITEMS 2(D)
                OR 2(E) [  ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       16,340    See Appendix II
                9      SOLE DISPOSITIVE POWER

                       -0-
                10     SHARED DISPOSITIVE POWER

                       16,340    See Appendix II
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                16,340
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .4%
14              TYPE OF REPORTING PERSON

                OO

CUSIP NO. 171484 10 8

                                      13D                         Page 9 of 49


1               NAMES OF REPORTING PERSONS
                James G. Kenan, III, as an individual, as a Co-Trustee under Trust u/w J.N. Camden, deceased (1942) and as a Co-Trustee under Trust Agreement of J.N. Camden
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              5,447
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       16,340    See Appendix II
                9      SOLE DISPOSITIVE POWER

                       5,447
                10     SHARED DISPOSITIVE POWER

                       16,340    See Appendix II
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                21,787
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .6%
14              TYPE OF REPORTING PERSON

                OO

CUSIP NO. 171484 10 8

                                      13D                        PAGE 10 OF 49


1               NAMES OF REPORTING PERSONS
                Sarah Kenan Kennedy
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              5,446
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       5,446
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,446
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .2%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        Page 11 of 49


1               NAMES OF REPORTING PERSONS
                Clay Kenan Kirk
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              5,447
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       5,447
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,447
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .2%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        PAGE 12 OF 49


1               NAMES OF REPORTING PERSONS
                McColl Pringle, as a Co-Trustee u/w Agnes Clay Pringle, deceased
                (1984)
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       10,950    See Appendix II
                9      SOLE DISPOSITIVE POWER

                       -0-
                10     SHARED DISPOSITIVE POWER

                       10,950    See Appendix II
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                10,950
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .3%
14              TYPE OF REPORTING PERSON

                OO

CUSIP NO. 171484 10 8

                                      13D                        Page 13 of 49


1               NAMES OF REPORTING PERSONS
                William S. Farish
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              43,280
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       43,280
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                43,280
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                1.2%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        Page 14 of 49


1               NAMES OF REPORTING PERSONS
                J. David Grissom
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              10,050
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       10,050
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                10,050
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .3%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        Page 15 of 49


1               NAMES OF REPORTING PERSONS
                Nancy Clay Hancock, as Co-Trustee u/w A.B. Hancock, deceased
                (1972) and as Co-Trustee under Trust Agreement of Nancy Clay Hancock
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       97,295    See Appendix II
                9      SOLE DISPOSITIVE POWER

                       -0-
                10     SHARED DISPOSITIVE POWER

                       97,295    See Appendix II
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                97,295
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                2.7%
14              TYPE OF REPORTING PERSON

                OO

CUSIP NO. 171484 10 8

                                      13D                        Page 16 of 49


1               NAMES OF REPORTING PERSONS
                Seth W. Hancock, as an individual, and as a Co-Trustee under Trust u/w A.B. Hancock, deceased (1972), as a Co-Trustee under Trust Agreement of Nancy Clay Hancock and as Co-Trustee under Trust Agreement of Waddell W. Hancock, II
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              36,500
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       106,325   See Appendix II
                9      SOLE DISPOSITIVE POWER

                       36,500
                10     SHARED DISPOSITIVE POWER

                       106,325   See Appendix II
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                142,825
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                3.9%
14              TYPE OF REPORTING PERSON

                IN and OO

CUSIP NO. 171484 10 8

                                      13D                        Page 17 of 49


1               NAMES OF REPORTING PERSONS
                Waddell W. Hancock, as Co-Trustee u/w A.B. Hancock, deceased
                (1972)
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       79,200    See Appendix II
                9      SOLE DISPOSITIVE POWER

                       -0-
                10     SHARED DISPOSITIVE POWER

                       79,200    See Appendix II
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                79,200
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                2.2%
14              TYPE OF REPORTING PERSON

                OO

CUSIP NO. 171484 10 8

                                      13D                        Page 18 of 49


1               NAMES OF REPORTING PERSONS
                Waddell W. Hancock, II, as a Co-Trustee under Trust u/w A.B.
                Hancock,   deceased   (1972),  and  as  Co-Trustee  under  Trust
                Agreement of Waddell W. Hancock, II
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       97,295    See Appendix II
                9      SOLE DISPOSITIVE POWER

                       -0-
                10     SHARED DISPOSITIVE POWER

                       97,295    See Appendix II
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                97,295
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                2.7%
14              TYPE OF REPORTING PERSON

                OO

CUSIP NO. 171484 10 8

                                      13D                        Page 19 of 49


1               NAMES OF REPORTING PERSONS
                Louis J. Herrmann, Jr.
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              40,065
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       40,065
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                40,065
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                1.1%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        Page 20 of 49


1               NAMES OF REPORTING PERSONS
                Frank B. Hower, Jr.
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              1,040
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       1,040
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,040
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                less than .05%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        Page 21 of 49


1               NAMES OF REPORTING PERSONS
                Stanley F. Hugenberg, Jr.
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              3,670
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       3,670
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,670
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .1%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        PAGE 22 OF 49


1               NAMES OF REPORTING PERSONS
                Harriet S. Jones
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              10,000
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       10,000
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                10,000
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .3%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        PAGE 23 OF 49


1               NAMES OF REPORTING PERSONS
                Mina Jones Cox
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              8,570
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       8,570
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                8,570
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .2%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        PAGE 24 OF 49


1               NAMES OF REPORTING PERSONS
                Edna Veeneman Lewis
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              5,660
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       5,660
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,660
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .2%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        Page 25 of 49


1               NAMES OF REPORTING PERSONS
                W. Bruce Lunsford
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              100,030
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       90,030
                10     SHARED DISPOSITIVE POWER

                       10,000   See Appendix II
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                100,030
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                2.7%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        Page 26 of 49


1               NAMES OF REPORTING PERSONS
                W. Bruce Lunsford Foundation, Inc.
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                Kentucky
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              -0-
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       -0-
                10     SHARED DISPOSITIVE POWER

                       10,000   See Appendix II
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                10,000
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .3%
14              TYPE OF REPORTING PERSON

                CO

CUSIP NO. 171484 10 8

                                      13D                        Page 27 of 49


1               NAMES OF REPORTING PERSONS
                Thomas H. Meeker
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              68,676
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       68,676
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                68,676
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                1.9%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        Page 28 of 49


1               NAMES OF REPORTING PERSONS
                Carl F. Pollard
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              73,040
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       73,040
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                73,040
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                1.9%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        Page 29 of 49


1               NAMES OF REPORTING PERSONS
                Robert Veeneman
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              4,280
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       4,280
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,280
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .1%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        PAGE 30 OF 49


1               NAMES OF REPORTING PERSONS
                Wells Family Partnership
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              210,530
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       210,530
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                210,530
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                5.8%
14              TYPE OF REPORTING PERSON

                PN

CUSIP NO. 171484 10 8

                                      13D                        PAGE 31 OF 49


1               NAMES OF REPORTING PERSONS
                Wells Foundation, Inc.
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                Kentucky
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              22,400
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       22,400
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                22,400
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                .6%
14              TYPE OF REPORTING PERSON

                CO

CUSIP NO. 171484 10 8

                                      13D                        PAGE 32 OF 49


1               NAMES OF REPORTING PERSONS
                Mary Louise Whitney
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              128,000
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       128,000
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                128,000
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                3.5%
14              TYPE OF REPORTING PERSON

                IN

CUSIP NO. 171484 10 8

                                      13D                        Page 33 of 49


1               NAMES OF REPORTING PERSONS
                William T. Young
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (A)  [X]
                (B)  [  ]

3               SEC USE ONLY

4               SOURCE OF FUNDS
                Not Applicable
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) [ ]

6               CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
                7      SOLE VOTING POWER
  NUMBER OF
   SHARES              114,660
BENEFICIALLY
  OWNED BY
   EACH
 REPORTING
  PERSON
   WITH

                8      SHARED VOTING POWER

                       -0-
                9      SOLE DISPOSITIVE POWER

                       114,660
                10     SHARED DISPOSITIVE POWER

                       -0-
11              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                114,660
12              CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES
                [  ]

13              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                3.1%
14              TYPE OF REPORTING PERSON

                IN

      THIS AMENDMENT NO. 2 to the Amendment No. 1 to the Schedule 13D, dated April 28, 1995 (the "Amendment No. 1") and to the Schedule 13D dated April 18, 1995 (the "Schedule 13D"), which were filed with the Securities and Exchange Commission by certain Reporting Persons and relate to the shares of common stock, no par value (the "Shares") of Churchill Downs Incorporated (the "Company"), hereby amends Items 2 and 5 of the Amendment No. 1 and the Schedule 13D. Unless otherwise indicated, all capitalized terms used but not defined herein shall have the same meaning as set forth in the Schedule 13D, as heretofore amended.

      Item 2. IDENTITY AND BACKGROUND. This Amendment is filed by the individuals and in the capacities described in Appendix I hereto and by certain other stockholders described in Appendix I hereto, and constitutes a filing as a group by such persons (hereinafter collectively referred to as the "Reporting Persons"). This Amendment is being filed to reflect the expiration of the Agreement (hereinafter defined) entered into by the Reporting Persons. The Reporting Persons hold or have an interest in an aggregate of 1,258,665 Shares, representing, as of the date hereof, approximately 34.4% of the Shares outstanding. The Reporting Persons entered into the Third Supplemental Stockholder Agreement effective as of April 18, 1995 (the "Agreement"), which Agreement expired on April 15, 1997. Subsequent to the date of Amendment No. 1, the number of shares owned by certain Reporting Persons has changed and two new Reporting Persons have been added. On January 28, 1997, 11,650 Shares held in Trust under Agreement with J.N. Camden and 4,690 Shares held in Trust under Will of J. N. Camden were distributed, pursuant to the terms of trusts to the respective beneficiaries as follows:

                     James G. Kenan, III       5,447 Shares
                     Sarah Kenan Kennedy       5,446 Shares
                     Clay Kenan Kirk           5,447 Shares

Following the transfer, the Trust under Agreement with J. N. Camden held 11,650 Shares and the Trust under will of J. N. Camden held 4,690 Shares. All of these Shares remained subject to the Agreement. Appendix II attached hereto has been revised to state the number of shares currently owned by each Reporting Person. The names, residence or business addresses and present principal occupation or employment, and the name, principal business and address of any corporation or other organization where such employment is conducted, of the Reporting Persons, and certain other required information, are set forth in Appendix I attached hereto and incorporated herein by reference. Each of the Reporting Persons who are individuals is a citizen of the United States of America.
      During the past five years, none of the Reporting Persons [I] has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or [ii] has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      The persons making this filing are doing so because they may have been deemed to constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, by reason of their having executed the Agreement (as described in Item 6 and as filed as Exhibit 1 to the Schedule
13D). Except as expressly stated herein, each of the Reporting Persons filing this Statement disclaims beneficial ownership of the Shares beneficially owned by any other Reporting Person or any other person. The Attorney-in-Fact appointed by each Reporting Person under the Agreement disclaims beneficial ownership of the Shares beneficially owned by any of the Reporting Persons.
      Information with respect to each of the Reporting Persons is given solely by such Reporting Person and no Reporting Person has responsibility for the accuracy or completeness of information supplied by another Reporting Person.

      Item 5. Interest in Securities of the Issuer.
      (a) As of April 15, 1997, the Reporting Persons beneficially owned 1,258,665 Shares or approximately 34.4% of the 3,654,263 Shares outstanding as of such date and shares beneficially owned but not outstanding with respect to the Reporting Persons. The number of beneficially owned shares includes 55,700 Shares issuable to a Reporting Person under currently exercisable options and 717 Shares issuable to a Reporting Person under the Company's Incentive Compensation Plan.
      (b) Information with respect to the beneficial ownership of Shares by each of the Reporting Persons is set forth in Appendix II hereto, revised as of April 15, 1997, which is incorporated herein by reference. Each of the Reporting Persons assumes no responsibility for the accuracy or completeness of Appendix II except as it relates to the beneficial ownership of the Shares disclosed therein of such Reporting Person.
      (c) Since the filing of Amendment No. 1 on May 31, 1997, the following transactions have been effected which have not previously been reported on an amended Schedule 13D:
           On January 28, 1997, 11,650 Shares held in Trust under Agreement with
J. N. Camden and 4,690 Shares held in trust under will of J. N. Camden were distributed, pursuant to the terms of the respective Trusts, to the Trusts' beneficiaries as follows:

                    James G. Kenan, III        5,447 Shares
                    Sarah Kenan Kennedy        5,446 Shares
                    Clay Kenan Kirk            5,447 Shares

      (d) Except as set forth in Item 5(b), no persons other than the Reporting Persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any Shares beneficially owned by such Reporting Persons.
      (e) Effective as of April 15, 1997, the Agreement expired in accordance with its terms.


                                   SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


April 15, 1997                    By \s\Thomas H. Meeker
                                     -----------------------------
                                  Thomas H. Meeker,*
                                  Attorney-in-Fact on behalf of
                                  each of the Reporting Persons
                                  listed on Appendices I and II.




* Pursuant to Paragraph 14 of the Third Supplemental Stockholder Agreement, each Reporting Person has authorized Thomas H. Meeker as Attorney-in-Fact to sign on behalf of such Reporting Person any document which that Attorney-in-Fact believes may be required to be filed. Evidence of the authority to sign on behalf of each of the Reporting Persons has been retained in the files of the Company.

                                   APPENDIX I

                             (as of April 15, 1997)



               Identity and Background of Reporting Person. The name, residence or business address and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each Reporting Person is set forth below:

                                  Residence                          Present Principal
     Name                    or Business Address                 Occupation  or Employment
     ----                    -------------------                 -------------------------

John W. Barr III             2000 Brown & Williamson Tower       Retired; Former Chairman,
                             Louisville, KY 40202                National City Bank, Kentucky
                                                                 (bank holding company)

Charles W. Bidwill, Jr.      3301 South Laramie Avenue           Chairman of the Board,
                             Cicero, Illinois 60804              National Jockey Club
                                                                 (operator of Sportsman's Park
                                                                 Race Track)

Catesby W. Clay              200 West Vine Street                Chairman, Kentucky River Coal
                             Suite 8K                            Corporation (coal land lessor);
                             Lexington, KY 40507                 President, Runnymede Farm, Inc.
                                                                 (thoroughbred breeding)

William S. Farish            Lane's End Farm                     President, W.S. Farish & Company
                             100 United Drive, Suite 3A          (trust management company);
                             Versailles, KY  40383               Owner, Lane's End Farm

J. David Grissom             400 West Market Street              Chairman, Mayfair Capital
                             Suite 2510                          (private investment firm)
                             Louisville, KY  40202

Seth W. Hancock              c/o Claiborne Farm                  Partner and Manager, Claiborne Farm;
                             P. O. Box 150                       President, Hancock Farms, Inc.
                             Paris, KY  40361

Louis J. Herrmann, Jr.       340 Byrne Avenue                    Owner, Louis Herrmann Auto
                             Louisville, KY 40217                Consultant Incorporated
                                                                 (automobile sales)

Frank B. Hower, Jr.          339A Mockingbird Valley Road        Retired; Former Chairman,
                             Louisville, KY 40207                Liberty National Bancorp, Inc.
                                                                 (bank holding company) and
                                                                 Liberty National Bank & Trust
                                                                 Company of Louisville





                                                                   Page 37 of 49

Stanley F. Hugenberg, Jr.    1913 Fortside Circle                President, Jackantom Sales
                             Fort Mitchell, KY 41011             Company (manufacturer's
                                                                 representative)

Harriet S. Jones             c/o Hermitage Farm, Inc.            Housewife
                             P. O. Box 40
                             Goshen, KY 40026

Mina Jones Cox               4600 Tingle Lane                    Housewife
                             Louisville, KY  40077

James G. Kenan, III          Suite 8-K                           President and Chief Executive
                             200 W. Vine Street                  Chief Executive Officer,
                             Lexington, KY 40507                 Kentucky River Coal Corporation

Sarah Kenan Kennedy          165 Valley Road, N.W.               Housewife
                             Atlanta, Georgia 30305

Clay Kenan Kirk              320 E. 72nd Street                  Housewife
                             New York, NY 10021

W. Bruce Lunsford            3300 Providian Center               Chairman, President and Chief
                             Louisville, KY  40202               Executive Officer, Vencor, Inc.
                                                                 (intensive care hospitals and
                                                                 nursing homes)

Thomas H. Meeker             Churchill Downs                     President of the Company
                             Incorporated
                             700 Central Avenue
                             Louisville, KY 40208

Carl F. Pollard              Hermitage Farm                      Owner, Hermitage Farm
                             P. O. Box 40
                             Goshen, KY  40026

Edna Veeneman Lewis          16 Brownsboro Hill Rd.              Housewife
                             Louisville, KY 40207

Robert Veeneman              4710 Gleason Avenue                 Self-employed (real estate
                             Sarasota, FL  34242                 leasing)

Mary Louise Whitney          40 Geyser Road                      Housewife
                             Saratoga Springs, NY  12866

William T. Young             P.O. Box 1110                       Chairman of the Board, W.T.
                             Lexington, KY 40502                 Young, Inc. (warehousing,
                                                                 thoroughbred horses)

Shauna Bidwill Valenzuela    2424 Myrtle Avenue                  Housewife
                             Hermosa Beach, CA  90254


        The following lists the corporations, partnerships and trusts that are Reporting Persons.

        Trustees u/w J.N. Camden deceased 1942 -- Catesby M. Clay, Jim Clay and James G. Kenan, III


                                 Residence                          Present Principal
     Name                    or Business Address                 Occupation  or Employment
     ----                    -------------------                 -------------------------

Catesby W. Clay              200 West Vine Street                Chairman, Kentucky River Coal
                             Suite 8K                            Corporation; President,
                             Lexington, KY 40507                 Runnymede Farm, Inc.


Jim Clay                     P.O. Box l97                        Farmer
                             Paris, KY 4036l

James G. Kenan, III          200 West Vine Street                President and Chief Executive
                             Suite 8K                            Officer, Kentucky River Coal
                             Lexington, KY 40507                 Corporation



        Trustees u/Trust Agreement J.N. Camden -- Catesby M. Clay, Jim Clay and James G. Kenan III. See above for information with respect to name, residence or business address, and present principal occupation or employment.

        Each of Messrs. Clay, Clay and Kenan is a United States citizen and during the last five years, none of them [i] has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        Trustees u/w A.B. Hancock, deceased 1972 -- Seth W. Hancock, Waddell W. Hancock, Nancy Clay Hancock, Waddell W. Hancock, II and Bank One, Kentucky, NA

                                  Residence                         Present Principal
     Name                    or Business Address                 Occupation  or Employment
     ----                    -------------------                 -------------------------

Seth W. Hancock              c/o Claiborne Farm                  Partner and Manager,
                             P.O. Box 150                        Claiborne Farm; President,
                             Paris, KY  40361                    Hancock Farms, Inc.

Waddell W. Hancock           P.O. Box 150                        Vice-President, Hancock
                             Paris, KY  40361                    Farms, Inc.






                                                                   Page 39 of 49

Nancy Clay Hancock           P.O. Box 150                        Treasurer, Hancock Farms, Inc.
                             Paris, KY  40361

Waddell W. Hancock, II       P.O. Box 150                        Director of Marketing and Public
                             Paris, KY  40361                    Relations, Hancock Farms, Inc.

Bank One, Kentucky, NA

[a]     Name:                       Bank One, Kentucky

[b]     Business Address:           416 W. Jefferson Street
                                    Louisville, Kentucky 40202

[c]     Principal Business:         Bank

[d]     State of Organization:      Kentucky


                             Directors of Bank One, Kentucky, N.A.


                                  Residence                         Present Principal
     Name                    or Business Address                 Occupation  or Employment
     ----                    -------------------                 -------------------------

Malcolm B. Chancey, Jr.      703 Daneshall Drive                 Retired
                             Louisville, KY 40206

Stanley S. Dickson           519 Tiffany Lane                    Retired
                             Louisville, KY 40207

Charles H. Dishman III       3920 Dutchmans Lane                 President
                             Louisville, KY 40207                Tri-City Oldsmobile Company

Wallace H. Dunbar            9213 U.S. 42 (Box 25)               Chairman
                             Prospect, KY 40059                  Americo Group

Owsley Brown Frazier         P. O. Box 1080                      Vice Chairman
                             Louisville, KY 40201                Brown-Forman Corporation

George E. Gans III           4967 U.S. Highway 42, Suite 200     President & CEO
                             Louisville, KY 40222                Paul Semonin Company

George N. Gill               308 Rebel Drive                     Retired
                             Pewee Valley, KY 40056

William C. Greely            P.O. Box 1690                       President, Keeneland
                             Lexington, KY  40592                Association

William R. Hartman           416 W. Jefferson Street             Chairman, President and CEO
                             Louisville, KY 40232                Bank One, Kentucky, N.A.

Frank B. Hower, Jr.          399A Mockingbird Valley Road        Retired
                             Louisville, KY 40207




                                                                                 Page 40 of 49


Nancy Lampton                3 Riverfront Plaza                  Chairman of the Board
                             Louisville, KY 40202                American Life and Accident
                                                                 Insurance Company of Kentucky

Leonard E. Lyles             2600 West Broadway, 2nd Floor       Principal
                             Louisville, KY 40211                Lyles Enterprises, Inc.

Martin S. Margulis           3012 Rexford Way                    Retired
                             Louisville, KY 40205

John M. McDonald, III        1100 Brock-McVey Drive              President, CEO & Treasurer
                             Lexington, KY 40509                 Brock-McVey  Company

James W. McDowell, Jr.       P. O. Box 7807                      Owner
                             Louisville, KY 40257                McDowell & Associates

Joseph J. McGowan, Jr. (Dr.) 2001 Newburg Road                   President
                             Louisville, KY 40205                Bellarmine College

John Newton                  546 Central Avenue                  Retired
                             Lexington, KY  40502


John C. Nichols II           1510 Northwind Road                 Retired
                             Louisville, KY 40207

Gouverneur H. Nixon          318 Mockingbird Hill Road           Retired
                             Louisville, KY 40207

Joseph W. Phelps             5015 Dunvegan Road                  Retired
                             Louisville, KY 40222

Cyrus S. Radford, Jr.        414 Baxter Avenue                   President
                             Louisville, KY 40204                The Radford Company

Max L. Shapira               528 W. Main Street                  Bourbon Distiller
                             Louisville, KY 40202                Heaven Hill Distilleries, Inc.

Robert L. Taylor             University of Louisville            Dean
                             College of Business & Public        University of Louisville
                             Administration
                             Louisville, KY 40292

Stephen A. Williams          234 East Gray Street, Suite 225     President & CEO
                             Louisville, KY 40202                Alliant Health System




                                                                   Page 41 of 49

                                Executive Officers of Bank One
                              (Who are not directors of Bank One)


                                  Residence                            Present Principal
     Name                    or Business Address                    Occupation  or Employment
     ----                    -------------------                    -------------------------

Clinton S. Bacastow          416 W. Jefferson Street                Executive Vice President and
                             Louisville, KY 40232                   Credit Products Manager
                                                                    Bank One, Kentucky, N.A.

Jessica R. Schumacher        416 W. Jefferson Street                Secretary and State General Counsel
                             Louisville, KY 40232                   Bank One, Kentucky, N.A.


          Each of Mr. Hancock, Mr. Hancock, Ms. Hancock and Mr. Hancock is a United States citizen and during the last five years, none of them [i] has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        ABC Partnership


(a)  Name:                   ABC Partnership

(b)  Business Address:       c/o Claiborne Farm, P.O. Box 150, Paris, KY  40361

(c)  Principal Business:     Investments, primarily in equine businesses

(d)  State of Organization:         Kentucky

                                                                   Page 42 of 49

                              General Partners of ABC Partnership


                                  Residence                          Present Principal
     Name                    or Business Address                 Occupation  or Employment
     ----                    -------------------                 -------------------------

Seth W. Hancock              c/o Claiborne Farm                  Partner and Manager,
                             P.O. Box 150                        Claiborne Farm; President,
                             Paris, KY  40361                    Hancock Farms, Inc.

Nancy Clay Hancock           P.O. Box 150                        Treasurer, Hancock Farms, Inc.
                             Paris, KY  40361

Waddell W. Hancock, II       P.O. Box 150                        Director of Marketing and
                             Paris, KY  40361                    Public Relations
                             Hancock Farms, Inc.



               Each of Mr. Hancock, Ms. Hancock and Mr. Hancock is a United States citizen and during the last five years, none of them [i] has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.



        Wells Family Partnership


(a)  Name:                   Wells Family Partnership

(b)  Business Address:       4350 Brownsboro Road, Louisville, KY  40207

(c)  Principal Business:     Holder of Shares of Churchill Downs Incorporated

(d)  State of Organization:         Kentucky

                                                                   Page 43 of 49

                       General Partners of the Wells Family Partnership


                                  Residence                          Present Principal
     Name                    or Business Address                 Occupation  or Employment
     ----                    -------------------                 -------------------------

Darrell R. Wells             4350 Brownsboro Road                General Partner, Security
                             Louisville, KY  40207               Management Company  (investments)

Louis Crawford Wells         4350 Brownsboro Road                Restaurant Management
                             Louisville, KY  40207

Wayne H. Wells               4350 Brownsboro Road                Real Estate Executive
                             Louisville, KY  40207

Y. Peyton Wells, III         4350 Brownsboro Road                Restaurant Management
                             Louisville, KY  40207

Bryant C. Wells              5202 Tomahawk Road                  Investments
                             Louisville, KY  40207


               Darrell R. Wells is the Managing Partner of the Wells Family Partnership. Mr. Wells is a United States citizen and during the last five years, he has not [i] been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        Wells Foundation, Inc.


(a)     Name:                Wells Foundation, Inc.

(b)     Business Address:    4350 Brownsboro Road, Louisville, KY  40207

(c)     Principal Business:  Charitable Foundation

(d)     State of Organization:Kentucky

                                                                   Page 44 of 49

                 Trustees and Executive Officers of the Wells Foundation, Inc.


                                  Residence                         Present Principal
     Name                    or Business Address                 Occupation  or Employment
     ----                    -------------------                 -------------------------

Darrell R. Wells             4350 Brownsboro Road                General Partner, Security
                             Louisville, KY  40207               Management Company

Louis Crawford Wells         4350 Brownsboro Road                Restaurant Management
                             Louisville, KY  40207



               All of the trustees and executive officers of the Wells Foundation, Inc. are citizens of the United States. During the last five years, Mr. Darrell R. Wells has not [i] been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        Trustees u/w of Agnes Clay Pringle deceased 1984 -- Catesby M. Clay, McColl Pringle and Bank One, Kentucky. See above for information with respect to Bank One, Kentucky.


                                  Residence                         Present Principal
     Name                    or Business Address                 Occupation  or Employment
     ----                    -------------------                 -------------------------

Catesby W. Clay              200 West Vine Street                Chairman, Kentucky River Coal
                             Suite 8K                            Corporation; President,
                             Lexington, KY  40507                Runnymede Farm, Inc.

McColl Pringle               46 Legare Street                    Retired
                             Charleston, S.C. 29401



               Each of Messrs. Clay and Pringle is a United States citizen and during the last five years, neither of them [i] has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        Trustees u/Trust Agreement Nancy Clay Hancock -- Bank One, Kentucky, Seth W. Hancock and Nancy Clay Hancock. See above for information with respect to Bank One, Kentucky

                                  Residence                         Present Principal
     Name                    or Business Address                 Occupation  or Employment
     ----                    -------------------                 -------------------------

Seth W. Hancock              c/o Claiborne Farm                  Partner and Manager, Claiborne
                             P.O. Box 150                        Farm; President, Hancock Farms,
                             Paris, KY  40361                    Inc.

Nancy Clay Hancock           P.O. Box 150                        Treasurer, Hancock Farms, Inc.
                             Paris, KY  40361


               Each of Mr. Hancock and Ms. Hancock is a United States citizen and during the last five years, neither of them [i] has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        Trustees u/Trust Agreement Waddell Walker Hancock, II --Bank One, Kentucky, Seth W. Hancock and Waddell W. Hancock, II. See above for information with respect to Bank One, Kentucky.


                                  Residence                         Present Principal
     Name                    or Business Address                 Occupation  or Employment
     ----                    -------------------                 -------------------------

Seth W. Hancock              c/o Claiborne Farm                  Partner and Manager,
                             P.O. Box 150                        Claiborne Farm; President,
                             Paris, KY  40361                    Hancock Farms, Inc.

Waddell W. Hancock, II       P.O. Box 150                        Director of Marketing and
                             Paris, KY  40361                    Public Relations,
                                                                 Hancock Farms, Inc.


               Each of Mr. Hancock and Mr. Hancock is a United States citizen and during the last five years, neither of them [i] has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities law or finding any violation with respect to such laws.

        W. Bruce Lunsford Foundation, Inc.

[a]     Name:                       W. Bruce Lunsford Foundation, Inc.
[b]     Business Address:           3300 Providian Center, Louisville, KY  40202
[c]     Principal Business:         Charitable contributions
[d]     State of Organization:      Kentucky


                                  Residence                         Present Principal
     Name                    or Business Address                 Occupation  or Employment
     ----                    -------------------                 -------------------------

W. Bruce Lunsford            3300 Providian Center               Chairman, President and Chief
                             Louisville, KY  40202               Executive Officer, Vencor, Inc.
                                                                 (intensive care hospitals and
                                                                 nursing homes)

Maria M. Livering            3300 Providian Center               Secretary-Treasurer,
                             Louisville, KY  40202               Vencor, Inc. (intensive care hospitals
                               and nursing homes)


               All of the directors and executive officers of W. Bruce Lunsford Foundation, Inc. are citizens of the United States and during the last five years, none of the directors or executive officers of W. Bruce Lunsford
Foundation, Inc. [i] have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor [ii] been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                                                   Page 47 of 49

                                          APPENDIX II
                              NUMBER OF SHARES BENEFICIALLY OWNED

                                (revised as of April 15, 1997)

                                Sole    Shared     Sole        Shared      Aggregate Percent
                              Voting    Voting  Dispositive  Dispositive     Number     Of
Name of Beneficial Owner       Power     Power     Power        Power      Of Shares  Class
------------------------      -------   ------  ----------   -----------   --------- ------

ABC Partnership (1)             9,065      --       9,065          --        9,065    .2
John W. Barr III                2,000      --       2,000          --        2,000    .1
Charles W. Bidwill, Jr. (7)   220,340   2,919     220,340       2,919      223,259   6.1
Shauna Bidwill Valenzuela(7)    1,550      --       1,550          --        1,550     *
Catesby W. Clay                 3,000      --       3,000          --        3,000    .1
Catesby Clay, Jim Clay and         --   4,690          --       4,690        4,690    .1
  James G. Kenan, III,
  Co-Trustees u/w J.N. Camden,
  deceased 1942(2)
Catesby Clay, Jim Clay and         --  11,650          --      11,650       11,650    .3
  James G. Kenan, III,
  Co-Trustees u/agreement
  w/J.N. Camden
James G. Kenan, III             5,447      --       5,447          --        5,447    .2
Sarah Kenan Kennedy             5,446      --       5,446          --        5,446    .2
Clay Kenan Kirk                 5,447      --       5,447          --        5,447    .2
Catesby Clay, McColl               --  10,950          --      10,950       10,950    .3
  Pringle and Bank
  One, Kentucky, NA
  Co-Trustees
  u/w Agnes Clay Pringle,
  deceased 1984
William S. Farish              43,280      --      43,280          --       43,280   1.2
J. David Grissom               10,050      --      10,050          --       10,050    .3
Bank One, Kentucky, NA,            --  79,200          --      79,200       79,200   2.1
  Seth W. Hancock, Waddell W.
  Hancock, Nancy Clay
  Hancock and Waddell W.
  Hancock, II
  Co-Trustee u/w A.B.
  Hancock, deceased
  9/14/72
Seth W. Hancock,                   --   9,030          --       9,030        9,030    .2
  Nancy Clay Hancock and
  Bank One, Kentucky, NA
  u/agreement Nancy Clay
  Hancock
Seth W. Hancock,                   --   9,030          --       9,030        9,030    .2
  Waddell W. Hancock, II
  and Bank One,
  Kentucky, NA
  u/agreement Waddell
  Walker Hancock, II
Seth W. Hancock                36,500      --      36,500          --       36,500   1.0

                                                                   Page 48 of 49


                              Sole      Shared    Sole         Shared   Aggregate  Percent
                             Voting     Voting Dispositive  Dispositive   Number     Of
Name of Beneficial Owner     Power      Power     Power        Power    Of Shares   Class
------------------------     ------     ------ -----------  ----------- ---------  -------

Louis J. Herrmann, Jr.       40,065        --    40,065            --      40,065    1.1
Frank B. Hower  Jr.           1,040        --     1,040            --       1,040      *
Stanley F. Hugenberg, Jr.     3,670        --     3,670            --       3,670     .1
Harriet S. Jones             10,000        --    10,000            --      10,000     .3
Mina Jones Cox                8,570        --     8,570            --       8,570     .2
Edna Veeneman Lewis           5,660        --     5,660            --       5,660     .2
W. Bruce Lunsford           100,030        --    90,030     10,000(8)     100,030    2.7
W. Bruce Lunsford
 Foundation, Inc.                --        --        --     10,000(8)          --
Thomas H. Meeker(3)          68,676        --    68,676            --      68,676    1.9
Carl F. Pollard              73,040        --    73,040            --      73,040    1.9
Robert Veeneman               4,280        --     4,280            --       4,280     .1
Wells Family                210,530        --   210,530            --     210,530    5.8
  Partnership(4)
Wells Foundation, Inc.       22,400        --    22,400            --      22,400     .6
Mary Louise Whitney(5)      128,000        --   128,000            --     128,000    3.5
William T. Young            114,660        --   114,660            --     114,660    3.1


TOTAL                                                                   1,258,665   34.4(6)


* Less than .05 percent

(1)    A general partnership formed under Kentucky law in which the partners are Seth A. Hancock, Waddell W. Hancock,
       II and Nancy Clay Hancock.

(2)    Held of record by CINAG, as nominee.

(3) The total shares of Thomas H. Meeker include 55,700 shares not issued, but which are issuable upon exercise of certain stock options held by Mr. Meeker, and 717 shares issuable to Mr. Meeker under the Company's Incentive Compensation Plan.

(4)    A general partnership formed under Kentucky law in which the partners are Darrell R. Wells, Louis Crawford Wells,
       Wayne H. Wells, Y. Peyton Wells, III, and Bryant C. Wells.

(5)    Held of record by Kingsley & Co., as nominee.

(6) Based on total outstanding shares of 3,654,263 and shares beneficially owned but not outstanding with respect to a Reporting Person. See Note 3 above.







                                                                                 Page 49 of 49
(7)    The 1,550 Shares held by Shauna Bidwill Valenzuela are included in the aggregate number of Shares held by
       Charles W. Bidwill, Jr.

(8)    The 10,000 shares held by W. Bruce Lunsford Foundation, Inc. are included in the aggregate number of shares held by W. Bruce Lunsford.
